UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   December 20, 2007

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

        As previously disclosed in our report on Form 10-K for the fiscal year ended June 30, 2007 and in our report on Form 10-Q for the quarterly period ended September 30, 2007, we are the respondent in an arbitration proceeding before the American Arbitration Association initiated by Competitive Technologies, Inc. (“CTI”). In the arbitration proceeding CTI alleges breach of the terms of our license agreement with CTI for patent rights related to certain compounds and methods of treatment for sexual dysfunction and other actions asserted to arise out of the license agreement.

        On December 20, 2007, the arbitration panel issued an order on motions for summary adjudication of certain claims filed by us and CTI, dismissing eight of thirteen claims asserted by CTI in their entirety, and partially dismissing an additional claim. The dismissed CTI claims asserted fraud and negligent misrepresentation, tortious interference with business expectancy, breach of fiduciary duty, violation of the Connecticut antitrust statutes including conspiracy, assertion that bremelanotide is an “improvement invention” under the license agreement, and, in part, breach of the license agreement. Included in the dismissal were all assertions that Palatin owed CTI any sublicense fees, royalties or other payments under our now terminated collaborative development and marketing agreement with King Pharmaceuticals, Inc. relating to bremelanotide.

        Claims remaining for hearing and adjudication by the arbitration panel include claims relating to unfair trade practices, breach of duty of good faith and fair dealing, breach of contract relating to development of a specified licensed product and failure to provide supplements to a development plan, breach of the license agreement and determination whether bremelanotide is a “licensed product” under the license agreement between Palatin and CTI. A hearing on the merits is currently set for the first quarter of 2008. As the prevailing party on the summarily dismissed claims, we intend to seek attorney’s fees as provided under the license agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: December 27, 2007	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President - Operations and Chief Financial Officer